ARDEN REGISTERED INSTITUTIONAL ADVISERS, L.L.C.

                      LIMITED LIABILITY COMPANY AGREEMENT


     THIS LIMITED LIABILITY COMPANY AGREEMENT of Arden Registered Institutional Advisers, L.L.C. (the "Fund") is dated as of [________], 2003 by and among [NAMES OF MANAGERS] as the Managers, Arden Capital Management, L.L.C. as the Adviser and Organizational Investor, and those persons hereinafter admitted as Investors.

     WHEREAS, the Fund has heretofore been formed as a limited liability company under the Delaware Limited Liability Company Act pursuant to the Certificate of Formation (the "Certificate") dated and filed with the Secretary of State of Delaware on January 30, 2003;

     NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants hereinafter set forth, it is hereby agreed as follows:

                                   ARTICLE I

                                  DEFINITIONS

                  For purposes of this Agreement:

Administrator                 The   person   who   provides    administrative,
                              accounting  and   compliance   and   operational
                              support services to the Fund pursuant to an administrative services agreement.

Adviser Arden Capital Management, L.L.C., a limited liability company organized under Delaware law, or any person who may hereinafter serve as the investment adviser to the Fund pursuant to an Investment Advisory Agreement.

Advisers Act                  The  Investment  Advisers  Act of  1940  and the
                              rules, regulations and orders thereunder, as amended from time to time, or any successor law.

Affiliate                     An affiliated person of a person as such term is
                              defined in the 1940 Act.

Agreement                     This Limited  Liability  Company  Agreement,  as
                              amended from time to time.

Board of Managers             The Board of  Managers  established  pursuant to
                              Section 2.6.

Capital Account               With  respect  to  each  Investor,  the  capital
                              account established and maintained on behalf of each Investor pursuant to Section 5.3.

Certificate                   The Certificate of Formation of the Fund and any
                              amendments thereto as filed with the office of the Secretary of State of the State of Delaware.

Closing Date                  The first date on or as of which a person  other
                              than an Organizational Investor is admitted to the Fund as an Investor.

Code The United States Internal Revenue Code of 1986, as amended, and as hereafter amended from time to time, or any successor law.

Delaware Act                  The Delaware Limited Liability Company Act as in
                              effect on the date hereof and as amended from time to time, or any successor law.

Fiscal Period                 The period  commencing on the Closing Date,  and
                              thereafter  each  period  commencing  on the day
                              immediately   following  the  last  day  of  the
                              preceding Fiscal Period, and ending at the close of business on the first to occur of the following dates:

                                   (1)  the last day of a Fiscal Year;

                                   (2)  the last day of a taxable year;


                                   (3)  the day  preceding any day as of which
                                        a  contribution  to the capital of the
                                        Fund is made pursuant to Section 5.1;

                                   (4)  any day on which the Fund  repurchases
                                        any  portion of the  Interests  of any
                                        Investor; or

                                   (5)  any day (other than one  specified  in
                                        clause  (2)  above)  as of which  this
                                        Agreement  provides  for any amount to
                                        be credited to or debited  against the
                                        Capital Account of any Investor, other
                                        than an  amount to be  credited  to or
                                        debited  against the Capital  Accounts
                                        of all  Investors in  accordance  with
                                        their      respective       Investment
                                        Percentages.

Fiscal Year                   The period  commencing  on the Closing  Date and
                              ending on [March 31, 2003], and thereafter each period commencing on [April 1] of each year and ending on [March 31] of each year (or on the date of a final distribution pursuant to Section
                              6.2 hereof), unless and until the Board of Managers shall elect another fiscal year for the Fund.

Form N-2                      The Fund's  Registration  Statement  on Form N-2
                              filed   with   the   Securities   and   Exchange
                              Commission, as amended from time to time.

Fund The limited liability company governed hereby, as such limited liability company may from time to time be constituted.

Hurdle Rate                   Defined in Section 5.7 (b).

Incentive Allocation          Defined in Section 5.7(a).

Independent Managers          Those Managers who are not "interested  persons"
                              of the Fund as such term is  defined by the 1940
                              Act.

Initial Manager               Henry P.  Davis,  the  person who  directed  the
                              formation  of the  Fund and  served  as the sole
                              Initial Manager.

Interest A limited liability company interest in the Fund.

Investment Advisory           A separate written agreement entered into by the
Agreement                     Fund  pursuant  to which  the  Adviser  provides
                              investment advisory services to the Fund.

Investment Percentage         A percentage  established  for each  Investor on
                              the  Fund's  books as of the  first  day of each
                              Fiscal Period.  The Investment  Percentage of an
                              Investor for a Fiscal Period shall be determined
                              by  dividing  the  balance  of  the   Investor's
                              Capital Account as of the commencement of such Fiscal Period by the sum of the Capital Accounts of all of the Investors as of the commencement of such Fiscal Period. The sum of the Investment
                              Percentages  of  all  Members  for  each  Fiscal
                              Period shall equal 100%.

Investor Any person who shall have been admitted to the Fund as an investor (including any Manager in such person's capacity as an investor of the Fund but excluding any Manager in such person's capacity as a Manager of the Fund) until the Fund repurchases the entire Interest of such person pursuant to Section 4.6 hereof or a substituted investor or investors are admitted with respect to any such person's entire Interest as an investor pursuant to Section 4.4 hereof; such term includes the Adviser or an Affiliate of the Adviser to the extent the Adviser (or such Affiliate) makes a capital contribution to the Fund and shall have been admitted to the Fund as an investor, but shall not include the Special Advisory Member in its capacity as such.

Loss Carryforward             Defined in Section 5.7(c).

Manager An individual designated as a manager of the Fund pursuant to the provisions of Section 2.6 of the Agreement and who serves on the Board of Managers of the Fund.

Money Managers                The  organizations  that  manage  and direct the
                              investment  activities of Portfolio Funds or are
                              retained   to   manage   and   invest   directly
                              designated portions of the Fund's assets.

Net Assets                    The total value of all assets of the Fund,  less
                              an   amount   equal   to  all   accrued   debts,
                              liabilities   and   obligations   of  the  Fund,
                              calculated   before   giving   effect   to   any
                              repurchases of Interests.

Net Profit or Net Loss        The  amount  by which  the Net  Assets as of the
                              close  of  business  on the last day of a Fiscal
                              Period exceed (in the case of Net Profit) or are less than (in the case of Net Loss) the Net
                              Assets as of the commencement of the same Fiscal
                              Period (or,  with respect to the initial  Fiscal
                              Period of the Fund, as of the close of business on the Closing Date), such amount to be adjusted to exclude any items to be allocated among the Capital Accounts of the Investors on a basis that is not in accordance with the respective
                              Investment Percentages of all Investors as of the commencement of such Fiscal Period pursuant to Section 5.5 hereof.

1940 Act The Investment Company Act of 1940 and the rules, regulations and orders thereunder, as amended from time to time, or any successor law.

Organizational Expenses       The expenses  incurred by the Fund in connection
                              with its formation, its initial registration as an investment company under the 1940 Act, and the initial offering of Interests.

Organizational Investor       The  Adviser  and any  Affiliate  of the Adviser
                              that contributes initial capital to the Fund prior to the Closing Date.

Placement Agent               Any  entity  or  person  who  may  serve  as the
                              placement agent of Interests pursuant to a placement agent agreement with the Fund.

Portfolio Funds               Investment   funds  into  which  the  Fund  will
                              allocate its assets for investment.

Securities                    Securities   (including,   without   limitation,
                              equities, debt obligations, options, limited partnership interests, limited liability company interests, and other "securities" as that term is defined in Section 2(a)(36) of the 1940 Act) and any contracts for forward or future delivery of any security, debt obligation or currency, or commodity, all types of derivative instruments and financial instruments and any contracts based on any index or group of securities, debt obligations or currencies, or commodities, and any options thereon.

Special Advisory Account      A capital account  established and maintained on
                              behalf of the Special Advisory Member pursuant to Section 5.3 hereof solely for the purpose of receiving the Incentive Allocation.

Special Advisory Member       The Adviser in its  capacity  as the  investment
                              adviser to the Fund.

Transfer The assignment, transfer, sale, encumbrance, pledge or other disposition of all or any portion of an Interest, including any right to receive any allocations and distributions attributable to an Interest, other than a repurchase in accordance with Section 4.6 hereof.

Valuation Date                The date as of which the Fund values an Interest
                              for purposes of determining the price at which the Interest is to be purchased by the Fund pursuant to an offer made by the Fund pursuant to Section 4.6 hereof.

                                  ARTICLE II

             ORGANIZATION; BOARD OF MANAGERS; ADMISSION OF MEMBERS

     2.1 Formation of Limited Liability Company

     The Fund has been formed as a limited liability company at the direction of the Initial Manager who authorized the filing of the Certificate, which actions are hereby ratified by the execution of this Agreement. The Board of Managers shall execute and file in accordance with the Delaware Act any amendment to the Certificate and shall execute and file with applicable governmental authorities any other instruments, documents and certificates that, in the opinion of the Fund's legal counsel, may from time to time be required by the laws of the United States of America, the State of Delaware or any other jurisdiction in which the Fund shall determine to do business, or any political subdivision or agency thereof, or that such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid existence and business of the Fund.

     2.2 Name

     The name of the Fund shall be "Arden Registered Institutional Advisers, L.L.C." or such other name as the Board of Managers may hereafter adopt upon
(i) causing an appropriate amendment to the Certificate to be filed in accordance with the Delaware Act and (ii) taking such other actions as may be required by law.

     2.3 Principal and Registered Office

     The Fund shall have its principal office at 350 Park Avenue, 29th Floor, New York, New York 10022, or at such other place designated from time to time by the Board of Managers.

     The Fund shall have its registered office in Delaware at 2711 Centerville Road, Suite 400, Wilmington, DE 19808 and shall have Corporation Service Company as its registered agent for service of process in Delaware, unless a different registered office or agent is designated from time to time by the Board of Managers.

     2.4 Duration

     The term of the Fund commenced on the filing of the Certificate with the Secretary of State of Delaware and shall continue until the Fund is dissolved pursuant to Section 6.1 hereof.

     2.5 Business of the Fund

     (a) The business of the Fund is to purchase, sell (including short sales), invest and trade in Securities, on margin or otherwise and to engage in any financial or derivative transactions relating thereto or otherwise. The Fund may execute, deliver and perform all contracts, agreements, subscription documents and other undertakings and engage in all activities and transactions as may, in the opinion of the Board of Managers, be necessary or advisable to carry out its objective or business.

     (b) The Fund shall operate as a closed-end, non-diversified, management investment company in accordance with the 1940 Act and subject to any fundamental policies and investment restrictions as may be adopted by the Board of Managers and in accordance with the 1940 Act.

     2.6 Board of Managers

     (a) Prior to the Closing Date, the Initial Manager may designate such persons who shall agree to be bound by all of the terms of this Agreement to serve as Managers on the Board of Managers, subject to the election of such persons prior to the Closing Date by the Organizational Investor. By signing this Agreement or signing a subscription agreement in connection with the purchase of an Interest, an Investor admitted on the Closing Date shall be deemed to have voted for the election of each of the Managers so designated. After the Closing Date, the Board of Managers may, subject to the provisions of paragraphs (a) and (b) of this Section 2.6 with respect to the number of and vacancies in the position of Manager and the provisions of Section 3.4 hereof with respect to the election of Managers to the Board of Managers by Investors, designate any person who shall agree to be bound by all of the terms of this Agreement as a Manager. The names and mailing addresses of the Managers shall be set forth in the books and records of the Fund. The number of Managers shall be fixed from time to time by the Board of Managers.

     (b) Each Manager shall serve on the Board of Managers for the duration of the term of the Fund, unless his or her status as a Manager shall be sooner terminated pursuant to Section 4.2 hereof. In the event of any vacancy in the position of Manager, the remaining Managers may appoint an individual to serve in such capacity, so long as immediately after such appointment at least two-thirds (2/3) of the Managers then serving would have been elected by the Investors. The Board of Managers may call a meeting of Investors to fill any vacancy in the position of Manager, and shall do so within 60 days after any date on which Managers who were elected by the Investors cease to constitute a majority of the Managers then serving on the Board of Managers.

     (c) In the event that no Manager remains to continue the business of the Fund, the Adviser shall promptly call a meeting of the Investors, to be held within 60 days after the date on which the last Manager ceased to act in that capacity, for the purpose of determining whether to continue the business of the Fund and, if the business shall be continued, of electing the required number of Managers to the Board of Managers. If the Investors shall determine at such meeting not to continue the business of the Fund or if the required number of Managers is not elected within 60 days after the date on which the last Manager ceased to act in that capacity, then the Fund shall be dissolved pursuant to Section 6.1 hereof and the assets of the Fund shall be liquidated and distributed pursuant to Section 6.2 hereof.

     2.7 Investors

     The Fund may offer Interests for purchase by investors in such manner and at such times as may be determined by the Board of Managers. All subscriptions for Interests are subject to the receipt by the Fund or its custodian of cleared funds on or before the acceptance date for such subscriptions in the full amount of the subscription. Subject to the foregoing, a person may be admitted to the Fund as an Investor subject to the condition that such person shall execute an appropriate signature page of this Agreement or a subscription agreement pursuant to which such Investor agrees to be bound by all the terms and provisions of this Agreement. The Board of Managers may in its sole discretion reject any subscription for an Interest. The Board of Managers may, in its sole discretion, suspend the offering of the Interests at any time. The admission of any person as an Investor shall be effective upon the revision of the books and records of the Fund to reflect the name and the contribution to the capital of the Fund of such additional Investor.

     2.8 Special Advisory Member

     Upon signing this Agreement, the Adviser shall be admitted to the Fund as the Special Advisory Member, subject to approval in accordance with the requirements of the 1940 Act. If at any time the Investment Advisory Agreement between the Fund and the person then serving as Adviser terminates, the Board of Managers shall admit as a substitute Special Advisory Member, upon its signing this Agreement, such person as may be retained by the Fund to provide investment advisory services pursuant to an Investment Advisory Agreement, subject to the due approval of such Investment Advisory Agreement with such person in accordance with the requirements of the 1940 Act. The Special Advisory Member will make a contribution of capital to the Fund.

     2.9 Organizational Investor

     The initial contribution of capital to the Fund by the Organizational Investor shall be represented by an Interest, which Interest shall have the same rights as other Interests held by Investors.

     2.10 Both Managers and Investors

     An Investor may at the same time be a Manager and an Investor, or a Special Advisory Member and an Investor, in which event such Investor's rights and obligations in each capacity shall be determined separately in accordance with the terms and provisions of this Agreement or as provided in the Delaware Act.

     2.11 Limited Liability

     Except as provided under applicable law, an Investor and the Special Advisory Member shall not be liable for the Fund's debts, obligations and liabilities in any amount in excess of the Capital Account balance of such Investor, plus such Investor's share of undistributed profits and assets. Except as provided under applicable law, a Manager shall not be liable for the Fund's debts, obligations and liabilities.

                                  ARTICLE III

                                  MANAGEMENT

     3.1 Management and Control

     (a) Management and control of the business of the Fund shall be vested in the Board of Managers, which shall have the right, power and authority, on behalf of the Fund and in its name, to exercise all rights, powers and authority of Managers under the Delaware Act and to do all things necessary and proper to carry out the objective and business of the Fund and their duties hereunder. No Manager shall have the authority individually to act on behalf of or to bind the Fund except within the scope of such Manager's authority as delegated by the Board of Managers. The parties hereto intend that, except to the extent otherwise expressly provided herein, (i) each Manager shall be vested with the same powers, authority and responsibilities on behalf of the Fund as are customarily vested in each director of a Delaware corporation and (ii) each Independent Manager shall be vested with the same powers, authority and responsibilities on behalf of the Fund as are customarily vested in each director who is not an "interested person" of such company, as such term is defined by the 1940 Act, of a closed-end management investment company registered under the 1940 Act that is organized as a Delaware corporation. During any period in which the Fund shall have no Managers, the Adviser shall continue to serve as the Adviser to the Fund and shall have the authority to manage the business and affairs of the Fund.

     (b)  Investors  shall have no right to  participate  in and shall take no part in the management or control of the Fund's business and shall have no right, power or authority to act for or bind the Fund. Investors shall have the right to vote on any matters only as provided in this Agreement or on any matters that require the approval of the holders of voting securities under the 1940 Act or as otherwise required in the Delaware Act.

     (c) The Initial Manager or the Board of Managers (as applicable) may delegate to any other person any rights, power and authority vested by this Agreement in the Board of Managers to the extent permissible under applicable law, and may appoint persons to serve as officers of the Fund, with such titles and authority as may be determined by the Board of Managers consistent with applicable law.

     3.2 Actions by the Board of Managers

     (a) Unless provided otherwise in this Agreement, the Board of Managers shall act only: (i) by the affirmative vote of a majority of the Managers (including the vote of a majority of the Independent Managers if required by the 1940 Act) present at a meeting duly called at which a quorum of the Managers shall be present (in person or, if in-person attendance is not required by the 1940 Act, by telephone) or (ii) by unanimous written consent of all of the Managers without a meeting, if permissible under the 1940 Act.

     (b) The Board of Managers may designate from time to time a Principal Manager who shall preside at all meetings of the Board of Managers. Meetings of the Board of Managers may be called by the Principal Manager or by any two Managers, and may be held on such date and at such time and place as the Board of Managers shall determine. Each Manager shall be entitled to receive written notice of the date, time and place of such meeting within a reasonable time in advance of the meeting. Except as otherwise required by the 1940 Act, notice need not be given to any Manager who shall attend a meeting without objecting to the lack of notice or who shall execute a written waiver of notice with respect to the meeting. Managers may attend and participate in any meeting by telephone except where in-person attendance at a meeting is required by the 1940 Act. A majority of the Managers shall constitute a quorum at any meeting.

     3.3 Officers

     (a) The executive Officers of the Fund shall be a President, a Treasurer and a Secretary. If the Board of Managers has designated a Principal Manager pursuant to Section 3.2(b) hereof, then the Principal Manager shall also be an executive Officer. The Board of Managers may elect one or more Vice-Presidents, and each such Vice-President shall be an executive Officer. The President shall be the chief executive officer of the Fund. The Principal Manager, if there be one, shall be elected from among the persons serving as Managers, but no other Officer need be a Manager. The Board of Managers may also elect, or may delegate to the President authority to appoint, remove, or fix the duties, compensation or terms of office of, one or more other officers as the Board of Managers shall at any time and from time to time deem to be advisable. Any two or more positions of Officer, except those of President and Vice-President, may be held by the same person. A person holding more than one office may not act in more than one capacity to execute, acknowledge or verify on behalf of the Fund an instrument required by law to be executed, acknowledged and verified by more than one Officer.

     (b) The Officers shall be elected annually at a meeting of the Board of Managers. Each Officer shall hold office until his successor is elected or appointed or until his earlier displacement from office by resignation, removal or otherwise; provided, that if the term of office of any Officer shall have been fixed by the Board of Managers, or by the President acting under authority delegated by the Board of Managers, such Officer shall cease to hold such office no later than the date of expiration of such term, regardless of whether any other person shall have been elected or appointed to succeed him. Any Officer may resign at any time by written notice to the Fund. Any Officer may be removed at any time by the Board of Managers or by the President acting under authority delegated by the Board of Managers if in its or his judgment the best interest of the Fund would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an Officer shall not of itself create contract rights between the Fund and such Officer.

     (c) If the office of any Officer becomes vacant for any reason, the vacancy may be filled by the Board of Managers or by the President acting under authority delegated by the Board of Managers. Each Officer elected or appointed to fill a vacancy shall hold office for the balance of the term for which his predecessor was elected or appointed.

     (d) All Officers as between themselves and the Fund shall have such powers, perform such duties and be subject to such restrictions, if any, in the management of the Fund as may be provided in this Agreement or, to the extent not so provided, as may be prescribed by the Board of Managers or by the President acting under authority delegated by the Board of Managers.

     3.4 Meetings of Investors

     (a) Actions requiring the vote of the Investors may be taken at any duly constituted meeting of the Investors at which a quorum is present. Meetings of the Investors may be called by the Board of Managers or by Investors holding a majority of the total number of votes eligible to be cast by all Investors, and may be held at such time, date and place as the Board of Managers shall determine. The Board of Managers shall arrange to provide written notice of the meeting, stating the date, time and place of the meeting and the record date therefor, to each Investor entitled to vote at the meeting within a reasonable time prior thereto. Failure to receive notice of a meeting on the part of any Investor shall not affect the validity of any act or proceeding of the meeting, so long as a quorum shall be present at the meeting, except as otherwise required by applicable law. Only matters set forth in the notice of a meeting may be voted on by the Investors at a meeting. The presence in person or by proxy of Investors holding a majority of the total number of votes eligible to be cast by all Investors as of the record date shall constitute a quorum at any meeting. In the absence of a quorum, a meeting of the Investors may be adjourned by action of a majority of the Investors present in person or by proxy without additional notice to the Investors. Except as otherwise required by any provision of this Agreement or of the 1940 Act, (i) those candidates receiving a plurality of the votes cast at any meeting of Investors shall be elected as Managers and (ii) all other actions of the Investors taken at a meeting shall require the affirmative vote of Investors holding a majority of the total number of votes eligible to be cast by those Investors who are present in person or by proxy at such meeting.

     (b) Each Investor shall be entitled to cast at any meeting of Investors a number of votes equivalent to such Investor's Investment Percentage as of the record date for such meeting. The Board of Managers shall establish a record date not less than 10 days nor more than 60 days prior to the date of any meeting of Investors to determine eligibility to vote at such meeting and the number of votes that each Member will be entitled to cast at the meeting, and shall maintain for each such record date a list setting forth the name of each Investor and the number of votes that each Investor will be entitled to cast at the meeting.

     (c) An Investor may vote at any meeting of Investors by a proxy properly executed in writing by the Investor and filed with the Fund before or at the time of the meeting. A proxy may be suspended or revoked, as the case may be, by the Investor executing the proxy by a later writing delivered to the Fund at any time prior to exercise of the proxy or if the Investor executing the proxy shall be present at the meeting and decide to vote in person. Any action of the Investors that is permitted to be taken at a meeting of the Investors may be taken without a meeting if consents in writing, setting forth the action taken, are signed by Investors holding a majority of the total number of votes eligible to be cast or such greater percentage as may be required in order to approve such action.

     3.5 Custody of Assets of the Fund

     The physical possession of all funds, Securities or other properties of the Fund shall at all times be held, controlled and administered by one or more custodians retained by the Fund in accordance with the requirements of the 1940 Act and the rules thereunder.

     3.6 Other Activities of Investors and Managers

     (a) The Managers shall not be required to devote all of their time to the affairs of the Fund, but shall devote such time as may reasonably be required to perform their obligations under this Agreement.

     (b) Any Investor or Manager, and any Affiliate of any Investor or Manager, may engage in or possess an interest in other business ventures or commercial dealings of every kind and description, independently or with others, including, but not limited to, acquisition and disposition of Securities, provision of investment advisory or brokerage services, serving as directors, officers, employees, advisors or agents of other companies, partners of any partnership, members of any limited liability company, or trustees of any trust, or entering into any other commercial arrangements. No Investor or Manager shall have any rights in or to such activities of any other Investor or Manager, or any profits derived therefrom.

     3.7 Duty of Care

     (a) No Manager, Adviser, or their Affiliates shall be liable to the Fund or to any of its Investors for any loss or damage occasioned by any act or omission in the performance of their services pursuant to any agreement, including this Agreement between a Manager or the Adviser and the Fund for the provision of services to the Fund unless it shall be determined by final judicial decision on the merits from which there is no further right to appeal that such loss is due to an act or omission of the Manager, Adviser or their Affiliates, as applicable, constituting willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the performance of their services to the Fund.

     (b) Investors not in breach of any obligation hereunder or under any agreement pursuant to which the Investor subscribed for an Interest shall be liable to the Fund, any Investor or third parties only as provided under the Delaware Act.

     3.8 Indemnification

     (a) To the fullest  extent  permitted by law, the Fund shall,  subject to
Section 3.8(b) hereof, indemnify each Manager (including for this purpose his or her respective executors, heirs, assigns, successors or other legal representatives), against all losses, claims, damages, liabilities, costs and expenses, including, but not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and reasonable counsel fees, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which such indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter, by reason of being or having been a Manager of the Fund or the past or present performance of services to the Fund by such indemnitee, except to the extent such loss, claim, damage, liability, cost or expense shall have been finally determined in a decision on the merits in any such action, suit, investigation or other proceeding to have been incurred or suffered by such indemnitee by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office. The rights of indemnification provided under this Section 3.8 shall not be construed so as to provide for indemnification of a Manager for any liability (including liability under federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 3.8 to the fullest extent permitted by law.

     (b) Expenses, including reasonable counsel fees, so incurred by any such indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties), may be paid from time to time by the Fund in advance of the final disposition of any such action, suit, investigation or proceeding upon receipt of an undertaking by or on behalf of such indemnitee to repay to the Fund amounts so paid if it shall ultimately be determined that indemnification of such expenses is not authorized under
Section 3.8(a) hereof; provided, however, that (i) such indemnitee shall provide security for such undertaking, (ii) the Fund shall be insured by or on behalf of such indemnitee against losses arising by reason of such indemnitee's failure to fulfill such undertaking, or (iii) a majority of the Managers (excluding any Manager who is either seeking advancement of expenses hereunder or is or has been a party to any other action, suit, investigation or proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for advancement of expenses hereunder) or independent legal counsel in a written opinion shall determine based on a review of readily available facts (as opposed to a full trial-type inquiry) that there is reason to believe such indemnitee ultimately will be entitled to indemnification.

     (c) As to the disposition of any action, suit, investigation or proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding shall have been brought, that an indemnitee is liable to the Fund or its Investors by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office, indemnification shall be provided pursuant to Section 3.8(a) hereof if (i) approved as in the best interests of the Fund by a majority of the Managers (excluding any manager who is either seeking indemnification hereunder or is or has been a party to any other action, suit, investigation or proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for indemnification hereunder) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that such indemnitee is not liable to the Fund or its Investors by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office, or (ii) the Board of Managers secures a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that such indemnification would not protect such indemnitee against any liability to the Fund or its Investors to which such indemnitee would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office.

     (d) Any  indemnification or advancement of expenses made pursuant to this
Section 3.8 shall not prevent the recovery from any indemnitee of any such amount if such indemnitee subsequently shall be determined in a decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to such indemnification or advancement of expenses to be liable to the Fund or its Investors by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office. In (i) any suit brought by a Manager (or other person entitled to indemnification hereunder) to enforce a right to indemnification under this Section 3.8 it shall be a defense that, and (ii) in any suit in the name of the Fund to recover any indemnification or advancement of expenses made pursuant to this Section 3.8, the Fund shall be entitled to recover such expenses upon a final adjudication that the Manager or other person claiming a right to indemnification under this Section 3.8 has not met the applicable standard of conduct set forth in this Section 3.8. In any such suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made pursuant to this Section 3.8, the burden of proving that the Manager or other person claiming a right to indemnification is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this
Section 3.8 shall be on the Fund (or any Investor acting derivatively or otherwise on behalf of the Fund or its Investors).

     (e) An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 3.8 or to which such indemnitee may otherwise be entitled except out of the assets of the Fund, and no Investor shall be personally liable with respect to any such claim for indemnification or advancement of expenses.

     (f) The rights of indemnification provided hereunder shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law. Nothing contained in this Section 3.8 shall affect the power of the Fund to purchase and maintain liability insurance on behalf of any Manager or other person.

     3.9 Fees, Expenses and Reimbursement

     (a) The Adviser shall be entitled to receive such fees for services provided to the Fund as may be agreed to by the Adviser and the Fund pursuant to the Investment Advisory Agreement or other applicable agreement relating to such services.

     (b) The Board of Managers may cause the Fund to compensate each Manager who is not an officer or employee of the Adviser or the Placement Agent (or any Affiliate of the Adviser or of the Placement Agent) for his or her services as such, and such Manager shall be reimbursed by the Fund for reasonable travel and out-of-pocket expenses incurred by him in performing his duties under this Agreement.

     (c) The Fund shall bear all costs and expenses incurred in its business and operations, other than those specifically required to be borne by the Adviser pursuant to the Investment Advisory Agreement. Costs and expenses to be borne by the Fund include, but are not limited to, the following:

     (1)  all  costs  and   expenses   directly   related  to   portfolio
          transactions and positions for the Fund's account, including, but not limited to, the fees and pro rata share of the expenses of the Portfolio Funds, brokerage commissions, research expenses (including research-related travel), reasonable out of pocket expenses incurred in monitoring and evaluating Portfolio Funds and Money Managers (e.g. security background inquiries regarding existing and prospective Money Managers), interest and commitment fees on loans and debit balances, borrowing charges on Securities sold short, dividends on Securities sold but not yet purchased, custodial fees, margin fees, transfer taxes and premiums, taxes withheld on foreign dividends and indirect expenses from investments in investment funds;

     (2) all costs and expenses associated with the organization and registration of the Fund, the maintenance of office space, general operating expenses, certain offering costs and the costs of compliance with any applicable Federal or state laws;

     (3) all costs and expenses associated with the organization of separate investment funds managed by Money Managers retained by the Fund, if any, and with the selection of Money Managers, including due diligence and travel related expenses;

     (4) attorneys' fees and disbursements associated with updating the Fund's registration statement, prospectus and other offering related documents (the "Offering Materials"); the costs of printing the Offering Materials; the costs of distributing the Offering Materials to prospective investors; and attorneys' fees and disbursements associated with the preparation and review thereof;

     (5) the costs and expenses of offering Interests, including the expenses of the Placement Agent;

     (6) the costs and expenses of holding meetings of the Board of Managers and any meetings of Investors, including legal costs associated with the preparation and dissemination of proxy materials;

     (7) the fees, disbursements and expenses of Fund legal counsel, legal counsel to the Independent Managers, independent accountants for the Fund and other consultants and professionals engaged on behalf of the Fund;

     (8) the management fee payable to the Adviser pursuant to the Investment Advisory Agreement;

     (9)  the  fees  payable  to  custodians   and  other  persons   providing
          administrative, operational and compliance support services to the Fund;

     (10) the costs of a fidelity bond and any liability insurance obtained on behalf of the Fund or the Board of Managers;

     (11) all costs and expenses of preparing, setting in type, printing and distributing reports and other communications to Investors;

     (12) all expenses of computing the Fund's net asset value, including any equipment or services obtained for these purposes;

     (13) all  charges  for  equipment  or  services  used  in   communicating
          information regarding the Fund's transactions among the Adviser and any custodian or other agent engaged by the Fund; and

     (14) such other types of expenses as may be approved from time to time by the Board of Managers.

     The Adviser shall be entitled to reimbursement from the Fund for any of the above costs and expenses that it pays on behalf of the Fund.

     (d) Subject to procuring any required regulatory approvals, from time to time the Fund may, alone or in conjunction with other registered or unregistered investment funds or other accounts for which the Adviser, or any Affiliate of the Adviser, acts as general partner or investment adviser, purchase insurance in such amounts, from such insurers and on such terms as the Board of Managers shall determine.

                                  ARTICLE IV

                TERMINATION OF STATUS OF ADVISER AND MANAGERS,
                           TRANSFERS AND REPURCHASES

     4.1 Termination of Status of the Adviser

     The status of the Adviser as the Special Advisory Member shall terminate if the Investment Advisory Agreement with the Adviser terminates and the Fund does not enter into a new Investment Advisory Agreement with the Adviser, effective as of the date of such termination.

     4.2 Termination of Status of a Manager

     The status of a Manager  shall  terminate  if the  Manager (i) shall die;
(ii) shall be adjudicated incompetent; (iii) shall voluntarily withdraw as a Manager (upon not less than 90 days' prior written notice to the other Managers); (iv) shall be removed (as described below); (v) shall be certified by a physician to be mentally or physically unable to perform his or her duties hereunder; (vi) shall be declared bankrupt by a court with appropriate jurisdiction, file a petition commencing a voluntary case under any bankruptcy law or make an assignment for the benefit of creditors; (vii) shall have a receiver appointed to administer the property or affairs of such Manager; or
(viii)  shall  otherwise  cease to be a Manager of the Fund under the Delaware
Act.

     4.3 Removal of the Managers

     Any Manager may be removed either by (a) the vote or written consent of at least two-thirds (2/3) of the Managers not subject to the removal vote or
(b) the vote or written consent of Investors holding not less than two-thirds (2/3) of the total number of votes eligible to be cast by all Investors.

     4.4 Transfer of Interests of Investors

     (a) An Interest of an Investor may be Transferred only (i) by operation of law pursuant to the death, divorce, bankruptcy, insolvency, dissolution or incompetency of such Investor or (ii) with the written consent of the Board of Managers (which may be withheld in its sole discretion); provided, however, that the Board of Managers may not consent to any Transfer other than a Transfer (i) in which the tax basis of the Interest in the hands of the transferee is determined, in whole or in part, by reference to its tax basis in the hands of the transferor (e.g., certain Transfers to affiliates, gifts and contributions to family partnerships), (ii) to members of the Investor's immediate family (parents, brothers, sisters, spouse and children), (iii) as a distribution from a qualified retirement plan or an individual retirement account, or (iv) a Transfer to which the Board of Managers may consent pursuant to the following sentence. The Board of Managers may consent to other Transfers under such other circumstances and conditions as it, in its sole discretion, deems appropriate. In no event, however, will any transferee or assignee be admitted as a Investor without the consent of the Board of Managers, which may be withheld in its sole discretion. Any Transfer not made in accordance with this Section 4.4 shall be void.

     (b) The Board of Managers may not consent to a Transfer of an Interest or a portion thereof of an Investor unless: (i) the person to whom the Interest is transferred (or each of the person's beneficial owners if such a person is a "private investment company" as defined in paragraph (d)(3) of Rule 205-3 under the Advisers Act) is a person whom the Board of Managers believes meets the requirements of paragraph (d)(1) of Rule 205-3 under the Advisers Act or any successor rule thereto and any other requirements that the Board of Managers deems necessary or appropriate; and (ii) the entire Interest of the Investor is transferred to a single transferee or, after the Transfer of a portion of an Interest, the balance of the Capital Account of each of the transferee and transferor is at least equal to the amount of the Investor's initial capital contribution. Any transferee that acquires an Interest by operation of law as the result of the death, divorce, bankruptcy, insolvency, dissolution or incompetency of an Investor or otherwise, shall be entitled to the allocations and distributions allocable to the Interest so acquired and to transfer such Interest in accordance with the terms of this Agreement, but shall not be entitled to the other rights of an Investor unless and until such transferee becomes a substituted Investor. If an Investor transfers an Interest with the approval of the Board of Managers, the Board of Managers shall promptly take all necessary actions so that the transferee to which such Interest is transferred is admitted to the Fund as an Investor. Each Investor effecting a Transfer and its transferee agree to pay all expenses, including attorneys' and accountants' fees, incurred by the Fund in connection with such Transfer.

     (c) Each Investor shall indemnify and hold harmless the Fund, the Managers, the Adviser, each other Investor and any Affiliate of the foregoing against all losses, claims, damages, liabilities, costs and expenses (including legal or other expenses incurred in investigating or defending against any such losses, claims, damages, liabilities, costs and expenses or any judgments, fines and amounts paid in settlement), joint or several, to which such persons may become subject by reason of or arising from (i) any Transfer made by such Investor in violation of this Section 4.4 and (ii) any misrepresentation by such Investor in connection with any such Transfer.

     4.5 Transfer of Interests of Special Advisory Member

     The Adviser may not transfer its Interest as the Special Advisory Member, except to an Affiliate of the Adviser. Any such Transfer shall be subject to approval by the Board of Managers.

     4.6 Repurchase of Interests

     (a) Except as otherwise provided in this Agreement, no member or other person holding an Interest or portion thereof shall have the right to withdraw or tender to the Fund for repurchase that Interest or portion thereof. The Board of Managers from time to time, in its sole discretion and on such terms and conditions as it may determine, may cause the Fund to repurchase Interests or portions thereof pursuant to written tenders. However, the Fund shall not offer to repurchase Interests on more than two occasions during any one Fiscal Year unless it has received an opinion of Fund legal counsel to the effect that such more frequent offers would not cause any adverse tax consequences to the Fund or the Investors. In determining whether to cause the Fund to repurchase Interests or portions thereof pursuant to written tenders, the Board of Managers shall consider the recommendation of the Adviser, and shall also consider the following factors, among others:

     (1) whether any Investors have requested to tender Interests or portions thereof to the Fund;

     (2)  the liquidity of the Fund's assets;

     (3)  the investment plans and working capital requirements of the Fund;

     (4) the relative economies of scale with respect to the size of the Fund;

     (5) the history of the Fund in repurchasing Interests or portions thereof;

     (6)  the economic condition of the securities markets; and

     (7) the anticipated tax consequences of any proposed repurchases of Interests or portions thereof.

     The Board of Managers shall cause the Fund to repurchase Interests or portions thereof pursuant to written tenders only on terms determined by the Board of Managers to be fair to the Fund and to all Investors (including persons holding Interests acquired from Investors), as applicable.

     (b) An Investor who tenders for repurchase only a portion of the Investor's Interest will be required to maintain a Capital Account balance equal to the greater of (i) $[________] net of the amount of the Incentive Allocation, if any, that is to be debited from the Capital Account of the Investor as of the Valuation Date or that would be debited if such date were a day on which the Incentive Allocation was made (the "Tentative Incentive Allocation"); or (ii) the amount of the Tentative Incentive Allocation, if any. If an Investor tenders a portion of an Interest that would cause the Investor's Capital Account balance to fall below this required minimum the Fund reserves the right to reduce the portion of the Interest to be purchased from the Investor so that the required minimum balance is maintained. If a repurchase offer is oversubscribed by Investors, the Fund shall repurchase only a pro rata portion of the Interests tendered by each Investor.

     (c) The Adviser may tender any Interest or a portion thereof that it holds as an Investor under Section 4.6(a) hereof.

     (d) The Adviser may withdraw any Incentive Allocation credited to the Special Advisory Account at any time following the date on which the Incentive Allocation is made.

     (e) The Board of Managers may cause the Fund to repurchase an Interest or portion thereof of an Investor or any person acquiring an Interest or portion thereof from or through an Investor in the event that the Board of Managers determines or has reason to believe that:

     (1) such an Interest or portion thereof has been transferred in violation of Section 4.4 hereof, or such an Interest or portion thereof has vested in any person by operation of law as the result of the death, divorce, bankruptcy, insolvency, dissolution or incompetency of an Investor;

     (2) ownership of such an Interest by an Investor or other person will cause the Fund to be in violation of, or require registration of any Interest under, or subject the Fund to additional registration or regulation under, the securities, commodities or other laws of the United States or any other relevant jurisdiction;

     (3) continued ownership of such an Interest may be harmful or injurious to the business or reputation of the Fund, the Managers or the Adviser, or may subject the Fund or any of the Investors to an undue risk of adverse tax or other fiscal consequences;

     (4) such Investor's continued participation in the Fund may cause the Fund to be treated as a "publicly traded partnership" taxable as a corporation for Federal income tax purposes;

     (5) any of the representations and warranties made by an Investor in connection with the acquisition of an Interest or portion thereof was not true when made or has ceased to be true; or

     (6) it would be in the best interests of the Fund, as determined by the Board of Managers in its sole discretion, for the Fund to repurchase such an Interest or portion thereof.

     (f) Repurchases of Interests or portions thereof by the Fund shall be payable promptly after the date of each such repurchase or, in the case of an offer by the Fund to repurchase Interests, promptly after the expiration date of such repurchase offer. Payment of the purchase price for an Interest (or portion thereof) shall consist of: (i) cash or a promissory note, which need not bear interest, in an amount equal to such percentage, as may be determined by the Board of Managers, of the estimated unaudited net asset value of the Interests (or portion thereof) repurchased by the Fund determined as of the date of such repurchase (the "Initial Payment"); and, if determined to be appropriate by the Board of Managers or if the Initial payment is less than 100% of the estimated unaudited net asset value, (ii) a promissory note entitling the holder thereof to a contingent payment equal to the excess, if any, of (x) the net asset value of the Interests (or portion thereof) repurchased by the Fund as of the date of such repurchase, determined based on the audited financial statements of the Fund for the Fiscal Year in which such repurchase was effective, over (y) the Initial Payment. Notwithstanding anything in the foregoing to the contrary, the Board of Managers, in its discretion, may pay any portion of the repurchase price in marketable Securities (or any combination of marketable Securities and cash) having a value, determined as of the date of repurchase, equal to the amount to be repurchased. Any promissory note given to satisfy the Initial Payment shall be due and payable not more than 45 days after the date of repurchase or, if the Fund has requested withdrawal of its capital from any Portfolio Funds in order to fund the repurchase of Interests, 10 business days after the Fund has received at least 90% of the aggregate amount withdrawn by the Fund from such Portfolio Funds.

     (g) Subject to the approval of the Board of Managers and compliance with the 1940 Act, the Fund may impose a redemption fee in connection with repurchases of Interests, including a fee applicable to repurchases of Interests or portions thereof) effected prior to the expiration of a specified period subsequent to an Investor's admission to the Fund.

     (h) An Investor may at any time submit to the Fund a written request that the Fund repurchase the entire Interest of such Investor, as contemplated by
Section 6.1(3) hereof. Any such request shall be sent to the Fund by registered or certified mail, return receipt requested, and shall be deemed valid only if the Investor has received a letter from the Fund acknowledging its receipt of the request. The Fund shall send such letter to the Investor promptly upon its receipt of the Investor's request.

     (i) The Fund may suspend or postpone any repurchase offer by a majority of the Board, including a majority of the Independent Managers, including but not limited to:

     (1) any period during which an emergency exists as a result of which it is not reasonably practicable for the Fund to dispose of Securities it owns or determine the value of the Fund's Net Assets;

     (2) for any other periods that the Securities and Exchange Act of 1934 permits by order for the protection of Investors; or

     (3) other unusual circumstances as the Board of Managers deems advisable to the Fund and its Investors.

                                   ARTICLE V

                                    CAPITAL

     5.1 Contributions to Capital

     (a) The minimum initial contribution of each Investor to the capital of the Fund shall be such amount as the Board of Managers, in its discretion, may determine from time to time. The Adviser may waive the minimum investment at any time. The amount of the initial contribution of each Investor shall be recorded on the books and records of the Fund upon acceptance as a contribution to the capital of the Fund. The Managers shall not be entitled to make contributions of capital to the Fund as Managers of the Fund, but may make contributions to the capital of the Fund as Investors. The Adviser may make contributions to the capital of the Fund as an Investor.

     (b) Investors may make additional contributions to the capital of the Fund effective as of such times as the Board of Managers, in its discretion, may permit, subject to Section 2.7 hereof, but no Investor shall be obligated to make any additional contribution to the capital of the Fund except to the extent provided in Section 5.6 hereof. The minimum additional capital contribution of an Investor to the capital of the Fund shall be such amount as the Board of Managers, in its sole discretion, may determine from time to time.

     (c) Initial and any additional contributions to the capital of the Fund by any Investor shall be payable in cash, payable in readily available funds or, at the sole discretion of the Board of Managers, in securities, at the date of the proposed acceptance of the contribution.

     5.2 Rights of Investors to Capital

     No Investor shall be entitled to interest on any contribution to the capital of the Fund, nor shall any Investor be entitled to the return of any capital of the Fund except (i) upon the repurchase by the Fund of a part or all of such Investor's Interest pursuant to Section 4.6 hereof, (ii) pursuant to the provisions of Section 5.6 hereof or (iii) upon the liquidation of the Fund's assets pursuant to Section 6.2 hereof. No Investor shall be liable for the return of any such amounts. No Investor shall have the right to require partition of the Fund's property or to compel any sale or appraisal of the Fund's assets.

     5.3 Capital Accounts

     (a) The Fund shall maintain a separate Capital Account for each Investor.

     (b) Each Investor's Capital Account shall have an initial balance equal to the amount of cash constituting such Investor's initial contribution to the capital of the Fund.

     (c) Each Investor's Capital Account shall be increased by the sum of (i) the amount of cash constituting additional contributions by such Investor to the capital of the Fund permitted pursuant to Section 5.1 hereof, plus (ii) all amounts credited to such Investor's Capital Account pursuant to Sections
5.4 through 5.6 hereof.

     (d) Each Investor's Capital Account shall be reduced by the sum of (i) the amount of any repurchase of the Interest, or portion thereof, of such Investor pursuant to Section 4.6 hereof or distributions to such Investor pursuant to Sections 5.9, 5.10, 5.11 or 6.2 hereof which are not reinvested (net of any liabilities secured by any asset distributed that such Investor is deemed to assume or take subject to under Section 752 of the Code), plus (ii) any amounts debited against such Capital Account pursuant to Sections 5.4 through 5.9 hereof.

     (e) The Fund shall maintain a Special Advisory Account for the Adviser in its capacity as Special Advisory Member solely for purposes of receiving the Incentive Allocation pursuant to Section 5.7 hereof. The Special Advisory Account shall have an initial balance of zero.

     5.4 Allocation of Net Profit and Net Loss

     As of the last day of each Fiscal Period, any Net Profit or Net Loss for the Fiscal Period shall be allocated among and credited to or debited against the Capital Accounts of the Investors in accordance with their respective Capital Account balances for such Fiscal Period.

     5.5 Allocation of Certain Expenditures

     Except as otherwise provided for in this Agreement and unless prohibited by the 1940 Act, any expenditures payable by the Fund, to the extent determined by the Board of Managers to have been paid or withheld on behalf of, or by reason of particular circumstances applicable to, one or more but fewer than all of the Investors, shall be charged to only those Investors on whose behalf such payments are made or whose particular circumstances gave rise to such payments. Such charges shall be debited from the Capital Accounts of such Investors as of the close of the Fiscal Period during which any such items were paid or accrued by the Fund.

     5.6 Reserves

     (a) Appropriate reserves may be created, accrued and charged against Net Assets and proportionately against the Capital Accounts of the Investors for contingent liabilities, if any, as of the date any such contingent liability becomes known to the Adviser or the Board of Managers, such reserves to be in the amounts that the Board of Managers, in its sole discretion, deems necessary or appropriate. The Board of Managers may increase or reduce any such reserves from time to time by such amounts as the Board of Managers, in its sole discretion, deems necessary or appropriate. The amount of any such reserve, or any increase or decrease therein, shall be proportionately charged or credited, as appropriate, to the Capital Accounts of Investors at the time when such reserve is created, increased or decreased, as the case may be; provided, however, that if any such individual reserve item, adjusted by any increase therein, exceeds the lesser of $500,000 or 1% of the aggregate value of the Capital Accounts of all such, the amount of such reserve, increase, or decrease shall instead be charged or credited to those parties who were at the time, as determined by the Board of Managers, in its sole discretion, of the act or omission giving rise to the contingent liability for which the reserve was established, increased or decreased in proportion to their Capital Accounts at that time.

     (b) If at any time an amount is paid or received by the Fund (other than contributions to the capital of the Fund, distributions or repurchases of Interests or portions thereof) and such amount exceeds the lesser of $500,000 or 1% of the aggregate value of the Capital Accounts of all Investors at the time of payment or receipt and such amount was not accrued or reserved for but would nevertheless, in accordance with the Fund's accounting practices, be treated as applicable to one or more prior Fiscal Periods, then such amount shall be proportionately charged or credited, as appropriate, to those parties who were Investors during such prior Fiscal Period or Periods.

     (c) If any amount is required by paragraph (a) or (b) of this Section 5.6 to be charged or credited to a party who is no longer a Investor, such amount shall be paid by or to such party, as the case may be, in cash, with interest from the date on which the Board of Managers determines that such charge or credit is required. In the case of a charge, the former Investor shall be obligated to pay the amount of the charge, plus interest as provided above, to the Fund on demand; provided, however, that (i) in no event shall a former Investor be obligated to make a payment exceeding the amount of such Investor's Capital Account at the time to which the charge relates; and (ii) no such demand shall be made after the expiration of three years since the date on which such party ceased to be a Investor. To the extent that a former Investor fails to pay to the Fund, in full, any amount required to be charged to such former Investor pursuant to paragraph (a) or (b) of this Section 5.6, whether due to the expiration of the applicable limitation period or for any other reason whatsoever, the deficiency shall be charged proportionately to the Capital Accounts of the Investors at the time of the act or omission giving rise to the charge to the extent feasible, and otherwise proportionately to the Capital Accounts of the current Investors.

     5.7 Incentive Allocation

     (a) If in any Fiscal Year the Net Profits allocated to a particular Investor's Capital Account exceed the Investor's Hurdle Rate (defined below), there shall be reallocated to the Special Advisory Account as of the end of such Fiscal Year an amount equal to [__%]of the Investor's Net Profits (the "Incentive Allocation"); provided, however, that no Incentive Allocation will be made until the Net Profits for the year exceed such Investor's Loss Carryforward amount (defined below) and Hurdle Rate (i.e., when calculating the amount of the Incentive Allocation for a particular Investor, the Loss Carryforward amount will first be applied against the Net Profits allocated to such Investor, and the remaining Net Profits will be measured against the Hurdle Rate to determine whether there will be an Incentive Allocation).

     (b) The "Hurdle Rate" with respect to an Investor for any Fiscal Year will be the return the Investor would have received if (i) an amount equal to such Investor's Capital Account as of the beginning of such Fiscal Year (or, in the case of an Investor making an initial capital contribution during such Fiscal Year, the amount of such capital contribution) and (ii) an amount equal to any additional capital contributions made by such Investor during such Fiscal Year, had been invested at a rate equal to the 1-Year Constant Maturity Treasury Index.

     (c) The "Loss Carryforward" amount for a particular Investor will be the sum of all prior Net Losses allocated to the Investor that have not been subsequently offset by Net Profits allocated to the Investor; provided, however, that the Loss Carryforward amount will be reduced proportionately to reflect any withdrawals of capital by an Investor (i.e., repurchase of Interests by the Fund from such Investor pursuant to Section 4.6).

     (d) The Special Advisory Member shall be required to withdraw 100% of the Incentive Allocation (computed on the basis of unaudited data) within 60 days of the date on which such Incentive Allocation was credited to the Special Advisory Account. Within 30 days after the completion of the audit of the books of the Fund for the year in which allocations to the Special Advisory Account are made, the Fund shall allocate to the Special Advisory Account any additional amount of Incentive Allocation determined to be owed to the Special Advisory Member based on the audit, and the Special Advisory Member shall contribute to the Fund any excess amount of Incentive Allocation determined to be owed to the Fund.

     (e) By way of clarification, "Net Profits" and "Net Losses" allocated to an Investor shall include items allocated pursuant to Sections 5.5 and 5.6 hereof, as well as Section 5.4 hereof.

     5.8 Allocation of Organizational Expenses

     The Fund's Organizational Expenses will initially be borne by the Adviser. The Fund will reimburse the Adviser for these expenditures, through monthly expense allocations to Investor's capital accounts, for a period not to exceed the first twelve months after the Closing Date. The Adviser has agreed to limit the amount of each monthly reimbursement payment by the Investors to [_____]% ([___]% on an annualized basis) of the Fund's net assets as of the end of each month during such period. If after the twelfth month following the Closing Date, all of the Organizational Expenses and offering costs have not been reimbursed to the Adviser from the monthly expense allocations, the Adviser will bear the remaining portion of such expenditures. If the Adviser is completely reimbursed before the end of such twelve-month period, then during the remainder of the twelve-month period, newly admitted Investors, and exiting Investors that subscribe for additional Interests, will be allocated a proportionate share of the amount previously reimbursed to the Adviser.

     5.9 Tax Allocations

     For each Fiscal Year, items of income, deduction, gain, loss or credit shall be allocated for income tax purposes among the Investors in such manner as to reflect equitably amounts credited or debited to each Investor's Capital Account for the current and prior Fiscal Years (or relevant portions thereof). Allocations under this Section 5.9 shall be made pursuant to the principles of Sections 704(b) and 704(c) of the Code, and in conformity with Treasury Regulation Sections 1.704-1(b)(2)(iv)(f) and (g), 1.704-1(b)(4)(i) and
1.704-3(e) promulgated thereunder, as applicable, or the successor provisions to such Sections of the Code and Treasury Regulations. Notwithstanding anything to the contrary in this Agreement, there shall be allocated to the Investors such gains or income as shall be necessary to satisfy the "qualified income offset" requirement of Treasury Regulation Section 1.704-1(b)(2)(ii)(d).

     If the Fund realizes capital gains (including short-term capital gains) for Federal income tax purposes ("gains") for any Fiscal Year during or as of the end of which the Interests of one or more Positive Basis members (as hereinafter defined) are repurchased by the Fund pursuant to Article IV, the Board of Managers, unless otherwise determined by the Board of Managers, in its sole discretion, shall allocate such gains as follows: (i) to allocate such gains among such Positive Basis Investors, pro rata in proportion to the respective Positive Basis (as hereinafter defined) of each such Positive Basis Investor, until either the full amount of such gains shall have been so allocated or the Positive Basis of each such Positive Basis Investor shall have been eliminated and (ii) to allocate any gains not so allocated to Positive Basis Investors to the other Investors in such manner as shall equitably reflect the amounts allocated to such Investors' Capital Accounts pursuant to Sections 5.4 and 5.7.

     As used herein, (i) the term "Positive Basis" shall mean, with respect to any Investor and as of any time of calculation, the amount by which its Interest as of such time exceeds its "adjusted tax basis," for Federal income tax purposes, in its Interest as of such time (determined without regard to any adjustments made to such "adjusted tax basis" by reason of any transfer or assignment of such Interest, including by reason of death, and without regard to such Investor's share of the liabilities of the Fund under Section 752 of the Code) and (ii) the term "Positive Basis Investor" shall mean any Investor whose Interest is repurchased by the Fund and who has Positive Basis as of the effective date of the repurchase, but such Investor shall cease to be a Positive Basis Investor at such time as it shall have received allocations pursuant to clause (i) of the second paragraph of this Section 5.9 equal to its Positive Basis as of the effective date of such repurchase.

     As used herein, (i) the term "Negative Basis" shall mean, with respect to any Investor and as of any time of calculation, the amount by which its Interest as of such time is less than its "adjusted tax basis," for Federal income tax purposes, in its Interest as of such time (determined without regard to any adjustments made to such "adjusted tax basis" by reason of any transfer or assignment of such Interest, including by reason of death, and without regard to such Investor's share of the liabilities of the Fund under
Section 752 of the Code), and (ii) the term "Negative Basis Investor" shall mean any Investor whose Interest is repurchased by the Fund and who has Negative Basis as of the effective date of such repurchase, but such Investor shall cease to be a Negative Basis Investor at such time as it shall have received allocations pursuant to clause (i) of the third paragraph of this
Section 5.9 equal to its Negative Basis as of the effective date of such repurchase.

     Notwithstanding anything to the contrary in the foregoing, if the Fund realizes gains in any Fiscal Year with respect to which the Special Advisory Member is entitled to an Incentive Allocation under Section 5.7 hereof, the Board of Managers (at the request of the Special Advisory Member) may specially allocate such gains to the Special Advisory Member in an amount by which the Incentive Allocation exceeds the Special Advisory Member's "adjusted tax basis" (determined without regard to any allocation to be made pursuant to this paragraph) in its interest in the Fund as of the time it withdraws such Incentive Allocation. The Special Advisory Member's "adjusted tax basis," for these purposes, shall be increased by any amount of the Incentive Allocation withdrawal that it elects to contribute as an Investor to the Fund as of the date of the withdrawal of the Incentive Allocation.

     5.10 Distributions

     The Board of Managers, in its sole discretion, may authorize the Fund to make distributions in cash or in kind at any time to all of the Investors on a pro rata basis in accordance with the Investors' Investment Percentages.

     5.11 Withholding

     (a) The Board of Managers may withhold and pay over to the Internal Revenue Service (or any other relevant taxing authority) taxes with respect to any Investor to the extent required by the Code or any other applicable law.

     (b) For purposes of this Agreement, any taxes so withheld by the Fund with respect to any Investor shall be deemed to be a distribution or payment to such Investor, reducing the amount otherwise distributable to such Investor pursuant to this Agreement and reducing the Capital Account of such Investor. If the amount of such taxes is greater than any such distributable amounts, then such Investor and any successor to such Investor's Interest shall pay to the Fund as a contribution to the capital of the Fund, upon demand of the Board of Managers, the amount of such excess.

     (c) The Board of Managers shall not be obligated to apply for or obtain a reduction of or exemption from withholding tax on behalf of any Investor that may be eligible for such reduction or exemption. To the extent that an Investor claims to be entitled to a reduced rate of, or exemption from, a withholding tax pursuant to an applicable income tax treaty, or otherwise, the Investor shall furnish the Board of Managers with such information and forms as such Investor may be required to complete where necessary to comply with any and all laws and regulations governing the obligations of withholding tax agents. Each Investor represents and warrants that any such information and forms furnished by such Investor shall be true and accurate and agrees to indemnify the Fund and each of the Investors from any and all damages, costs and expenses resulting from the filing of inaccurate or incomplete information or forms relating to such withholding taxes.

                                  ARTICLE VI

                          DISSOLUTION AND LIQUIDATION

     6.1 Dissolution

     The Fund shall be dissolved:

     (1) upon the affirmative vote to dissolve the Fund by both: (i) the Board of Managers and (ii) Investors holding at least two-thirds (2/3) of the total number of votes eligible to be cast by all Investors;

     (2) upon the failure of Investors to elect a successor Manager at a meeting called by the Adviser in accordance with Section 2.6(c) hereof when no Manager remains to continue the business of the Fund;

     (3) upon the expiration of any two-year period that commences on the date on which any Investor has submitted, in accordance with the procedure specified in Section 4.6(a) hereof, a written notice to the Fund requesting the repurchase of its entire Interest by the Fund (which notice has not been subsequently withdrawn by such Investor), if such Interest has not been repurchased by the Fund; or

     (4)  as required by operation of law.

     Dissolution of the Fund shall be effective on the day on which the event giving rise to the dissolution shall occur, but the Fund shall not terminate until the assets of the Fund have been liquidated in accordance with Section
6.2 hereof and the Certificate has been canceled.

     6.2 Liquidation of Assets

     (a) Upon the dissolution of the Fund as provided in Section 6.1 hereof, the Board of Managers, acting directly or through a liquidator it selects, shall liquidate the business and administrative affairs of the Fund, except that if the Board of Managers is unable to perform this function, a liquidator elected by Investors holding a majority of the total number of votes eligible to be cast by all Investors shall promptly liquidate the business and administrative affairs of the Fund. Net Profit and Net Loss during the period of liquidation shall be allocated pursuant to Sections 5.4 and 5.7 hereof. The proceeds from liquidation (after establishment of appropriate reserves for contingencies in such amount as the Board of Managers or liquidator shall deem appropriate in its sole discretion as applicable) shall be distributed in the following manner:

     (1) the debts of the Fund, other than debts, liabilities or obligations to Investors, and the expenses of liquidation (including legal and accounting expenses incurred in connection therewith), up to and including the date that distribution of the Fund's assets to the Investors has been completed, shall first be paid on a pro rata basis;

     (2) such debts, liabilities or obligations as are owing to the Investors shall next be paid in their order of seniority and on a pro rata basis;

     (3) the Special Advisory Member shall next be paid any balance in the Special Advisory Account after giving effect to the Incentive Allocation, if any, to be made pursuant to Section 5.7 hereof; and

     (4) the Investors shall next be paid on a pro rata basis the positive balances of their respective Capital Accounts after giving effect to all allocations to be made to such Investors' Capital Accounts for the Fiscal Period ending on the date of the distributions under this
          Section 6.2.

     (b) Anything in this Section 6.2 to the contrary notwithstanding, upon dissolution of the Fund, the Board of Managers or other liquidator may distribute ratably in kind any assets of the Fund; provided, however, that if any in-kind distribution is to be made (i) the assets distributed in kind shall be valued pursuant to Section 7.3 hereof as of the actual date of their distribution and charged as so valued and distributed against amounts to be paid under Section 6.2(a) above, and (ii) any profit or loss attributable to property distributed in kind shall be included in the Net Profit or Net Loss for the Fiscal Period ending on the date of such distribution.

                                  ARTICLE VII

                 ACCOUNTING, VALUATIONS AND BOOKS AND RECORDS

     7.1 Accounting and Reports

     (a) The Fund shall adopt for tax accounting purposes any accounting method that the Board of Managers shall decide in its sole discretion is in the best interests of the Fund. The Fund's accounts shall be maintained in U.S. currency.

     (b) After the end of each taxable year, the Fund shall furnish to each Investor such information regarding the operation of the Fund and such Investor's Interest as is necessary for Investors to complete Federal, state and local income tax or information returns and any other tax information required by Federal, state or local law.

     (c) Except as otherwise required by the 1940 Act, or as may otherwise be permitted by rule, regulation or order, within 60 days after the close of the period for which a report required under this Section 7.1(c) is being made, the Fund shall furnish to each Investor a semi-annual report and an annual report containing the information required by the 1940 Act. The Fund shall cause financial statements contained in each annual report furnished hereunder to be accompanied by a certificate of independent public accountants based upon an audit performed in accordance with generally accepted accounting principles. The Fund may furnish to each Investor such other periodic reports as it deems necessary or appropriate in its discretion.

     7.2 Determinations by the Board of Managers

     (a) All matters concerning the determination and allocation among the Investors of the amounts to be determined and allocated pursuant to Article V hereof, including any taxes thereon and accounting procedures applicable thereto, shall be determined by the Board of Managers unless specifically and expressly otherwise provided for by the provisions of this Agreement or required by law, and such determinations and allocations shall be final and binding on all the Investors.

     (b) The Board of Managers may make such adjustments to the computation of Net Profit or Net Loss, or any components comprising Net Profit or Net Loss as it considers appropriate to reflect fairly and accurately the financial results of the Fund and the intended allocation thereof among the Investors.

     7.3 Valuation of Assets

     (a) Except as may be required by the 1940 Act, the Board of Managers shall value or have valued any Securities or other assets and liabilities of the Fund as of the close of business on the last day of each Fiscal Period in accordance with such valuation procedures as shall be established from time to time by the Board of Managers and that conform to the requirements of the 1940 Act. In determining the value of the assets of the Fund, no value shall be placed on the goodwill or name of the Fund, or the office records, files, statistical data or any similar intangible assets of the Fund not normally reflected in the Fund's accounting records, but there shall be taken into consideration any items of income earned but not received, expenses incurred but not yet paid, liabilities, fixed or contingent, and any other prepaid expenses to the extent not otherwise reflected in the books of account, and the value of options or commitments to purchase or sell Securities or commodities pursuant to agreements entered into prior to such valuation date.

     (b) The Fund will value interests in Portfolio Funds at their "fair value", as determined in good faith by the Board of Managers, which value ordinarily will be the value of an interest in a Portfolio Fund determined by the Portfolio Manager of the Portfolio Fund in accordance with the policies established by the Portfolio Fund, absent information indicating that such value does not represent the fair value of the interest.

     (c) The value of Securities and other assets of the Fund and the net worth of the Fund as a whole determined pursuant to this Section 7.3 shall be conclusive and binding on all of the Investors and all parties claiming through or under them.

                                 ARTICLE VIII

                           MISCELLANEOUS PROVISIONS

     8.1 Amendment of Limited Liability Company Agreement

     (a) Except as otherwise provided in this Section 8.1, this Agreement may be amended, in whole or in part, with: (i) the approval of the Board of Managers (including the vote of a majority of the Independent Managers, if required by the 1940 Act) and (ii) if required by the 1940 Act, the approval of the Investors by such vote as is required by the 1940 Act.

     (b) Any amendment that would:

     (1) increase the obligation of an Investor to make any contribution to the capital of the Fund;

     (2) reduce the Capital Account of an Investor or Special Advisory Account other than in accordance with Article V; or

     (3)  modify the events causing the dissolution of the Fund;

may be made only if (i) the written consent of each Investor adversely affected thereby is obtained prior to the effectiveness thereof or (ii) such amendment does not become effective until (A) each Investor has received written notice of such amendment and (B) any Investor objecting to such amendment has been afforded a reasonable opportunity (pursuant to such procedures as may be prescribed by the Board of Managers) to tender its entire Interest for repurchase by the Fund.

     (c) By way of example only, the Board of at any time without the consent of the other Investors may:

     (1) restate this Agreement together with any amendments hereto that have been duly adopted in accordance herewith to incorporate such amendments in a single, integrated document;

     (2) amend this Agreement (other than with respect to the matters set forth in Section 8.1(b) hereof) to effect compliance with any applicable law or regulation, or to cure any ambiguity or to correct or supplement any provision hereof that may be inconsistent with any other provision hereof, provided that such action does not adversely affect the right of any Investor in any material respect; and

     (3) amend this Agreement to make such changes as may be necessary or advisable to ensure that the Fund will not be treated as an association or a publicly traded partnership taxable as a corporation for Federal income tax purposes.

     (d) The Board of Managers shall cause written notice to be given of any amendment to this Agreement (other than any amendment of the type contemplated by clause (1) of Section 8.1(c) hereof) to each Investor, which notice shall set forth (i) the text of the amendment or (ii) a summary thereof and a statement that the text thereof will be furnished to any Investor upon request.

     8.2 Special Power of Attorney

     (a) Each Investor hereby irrevocably makes, constitutes and appoints each Manager and the Adviser, acting severally, and any liquidator of the Fund's assets appointed pursuant to Section 6.2 hereof with full power of substitution, the true and lawful representatives and attorneys-in-fact of, and in the name, place and stead of, such Investor, with the power from time to time to make, execute, sign, acknowledge, swear to, verify, deliver, record, file and/or publish:

     (1) any amendment to this Agreement that complies with the provisions of this Agreement (including the provisions of Section 8.1 hereof);

     (2) any amendment to the Certificate required because this Agreement is amended, including, without limitation, an amendment to effectuate any change in the membership of the Fund; and

     (3) all such other instruments, documents and certificates that, in the opinion of legal counsel to the Fund, may from time to time be required by the laws of the United States of America, the State of Delaware or any other jurisdiction in which the Fund shall determine to do business, or any political subdivision or agency thereof, or that such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid existence and business of the Fund as a limited liability company under the Delaware Act.

     (b) Each Investor is aware that the terms of this Agreement permit certain amendments to this Agreement to be effected and certain other actions to be taken or omitted by or with respect to the Fund without such Investor's consent. If an amendment to the Certificate or this Agreement or any action by or with respect to the Fund is taken in the manner contemplated by this Agreement, each Investor agrees that, notwithstanding any objection that such Investor may assert with respect to such action, the attorneys-in-fact appointed hereby are authorized and empowered, with full power of substitution, to exercise the authority granted above in any manner that may be necessary or appropriate to permit such amendment to be made or action lawfully taken or omitted. Each Investor is fully aware that each Investor will rely on the effectiveness of this special power-of-attorney with a view to the orderly administration of the affairs of the Fund.

     (c) This power-of-attorney is a special power-of-attorney and is coupled with an interest in favor of each Manager and the Adviser and as such:

     (1) shall be irrevocable and continue in full force and effect notwithstanding the subsequent death or incapacity of any party granting this power-of-attorney, regardless of whether the Fund or Board of Managers shall have had notice thereof; and

     (2) shall survive the delivery of a Transfer by an Investor of the whole or any portion of such Investor's Interest, except that where the transferee thereof has been approved by the Board of Managers for admission to the Fund as a substituted Investor, this power-of-attorney given by the transferor shall survive the delivery of such assignment for the sole purpose of enabling the Board of Managers to execute, acknowledge and file any instrument necessary to effect such substitution.

     8.3 Notices

     Except as otherwise set forth in this Agreement, notices that may or are required to be provided under this Agreement shall be made, if to an Investor, by regular mail, or if to the Fund, the Board of Managers or the Adviser, by hand delivery, registered or certified mail return receipt requested, commercial courier service, telex or telecopier, and shall be addressed to the respective parties hereto at their addresses as set forth in the books and records of the Fund. Notices shall be deemed to have been provided when delivered by hand, on the date indicated as the date of receipt on a return receipt or when received if sent by regular mail, commercial courier service, telex or telecopier. A document that is not a notice and that is required to be provided under this Agreement by any party to another party may be delivered by any reasonable means.

     8.4 Agreement Binding Upon Successors and Assigns

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, assigns, executors, trustees or other legal representatives, but the rights and obligations of the parties hereunder may not be transferred or delegated except as provided in this Agreement and any attempted transfer or delegation thereof that is not made pursuant to the terms of this Agreement shall be void.

     8.5 Applicability of 1940 Act and Form N-2

     The parties hereto acknowledge that this Agreement is not intended to, and does not, set forth the substantive provisions contained in the 1940 Act and the Form N-2 that affect numerous aspects of the conduct of the Fund's business and of the rights, privileges and obligations of the Investors. Each provision of this Agreement shall be subject to and interpreted in a manner consistent with the applicable provisions of the 1940 Act and the Form N-2.

     8.6 Choice of Law

     [Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the laws of the State of Delaware, including the Delaware Act without regard to the conflict of law principles of such State.]

     8.7 Not for Benefit of Creditors

     The provisions of this Agreement are intended only for the regulation of relations among past, present and future Investors, Managers, the Special Advisory Member and the Fund. This Agreement is not intended for the benefit of non-Investor creditors and no rights are granted to non-Investor creditors under this Agreement.

     8.8 Consents

     Any and all consents, agreements or approvals provided for or permitted by this Agreement shall be in writing and a signed copy thereof shall be filed and kept with the books of the Fund.

     8.9 Merger and Consolidation

     (a) The Fund may merge or consolidate with or into one or more limited liability companies formed under the Delaware Act or other business entities pursuant to an agreement of merger or consolidation that has been approved in the manner contemplated by Section 18-209(b) of the Delaware Act.

     (b) Notwithstanding anything to the contrary contained elsewhere in this Agreement, an agreement of merger or consolidation approved in accordance with
Section 18-209(b) of the Delaware Act may, to the extent permitted by Section 18-209(f) of the Delaware Act, (i) effect any amendment to this Agreement,
(ii) effect the adoption of a new limited liability company agreement for the Fund if it is the surviving or resulting limited liability company in the merger or consolidation, or (iii) provide that the limited liability company agreement of any other constituent limited liability company to the merger or consolidation (including a limited liability company formed for the purpose of consummating the merger or consolidation) shall be the limited liability company agreement of the surviving or resulting limited liability company.

     8.10 Pronouns

     All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons, firm or corporation may require in the context thereof.

     8.11 Confidentiality

     (a) An Investor may obtain from the Fund such information regarding the affairs of the Fund as is just and reasonable under the Delaware Act, subject to reasonable standards (including standards governing what information and documents are to be furnished, at what time and location and at whose expense) established by the Board of Managers.

     (b) Each Investor covenants that, except as required by applicable law or any regulatory body, it will not divulge, furnish or make accessible to any other person the name and/or address (whether business, residence or mailing) of any Investor (collectively, "Confidential Information") without the prior written consent of the Board of Managers, which consent may be withheld in its sole discretion.

     (c) Each Investor recognizes that in the event that this Section 8.11 is breached by any Investor or any of its principals, partners, members, directors, officers, employees or agents or any of its Affiliates, including any of such Affiliates, principals, partners, members, directors, officers, employees or agents, irreparable injury may result to the non-breaching Investors and the Fund. Accordingly, in addition to any and all other remedies at law or in equity to which the non-breaching Investors and the Fund may be entitled, such Investors shall also have the right to obtain equitable relief, including, without limitation, injunctive relief, to prevent any disclosure of Confidential Information, plus reasonable attorneys' fees and other litigation expenses incurred in connection therewith. In the event that any non-breaching Investor or the Fund determines that any of the other Investors or any of its principals, partners, members, directors, officers, employees or agents or any of its Affiliates, including any of such Affiliates, principals, partners, members, directors, officers, employees or agents should be enjoined from or required to take any action to prevent the disclosure of Confidential Information, each of the other non-breaching Investors agrees to pursue in a court of appropriate jurisdiction such injunctive relief.

     8.12 Certification of Non-Foreign Status

     Each Investor or transferee of an Interest from an Investor shall certify, upon admission to the Fund and at such other times thereafter as the Board of Managers may request, whether such Investor is a "United States Person" within the meaning of Section 7701(a)(30) of the Code on forms to be provided by the Fund, and shall notify the Fund within 60 days of any change in such Investor's status.

     8.13 Severability

     If any provision of this Agreement is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Agreement, each Investor agrees that it is the intention of the Investors that such provision should be enforceable to the maximum extent possible under applicable law. If any provisions of this Agreement are held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement (or portion thereof).

     8.14 Filing of Returns

     The Board of Managers or its designated agent shall prepare and file, or cause the accountants of the Fund to prepare and file, a Federal information tax return in compliance with Section 6031 of the Code and any required state and local income tax and information returns for each tax year of the Fund.

     8.15 Tax Matters Member

     (a) The Adviser shall be designated on the Fund's annual Federal information tax return, and have full powers and responsibilities, as the Tax Matters Member of the Fund for purposes of Section 6231(a)(7) of the Code. In the event that the Adviser is not an Investor, an Investor shall be so designated. Each Investor hereby does, to the fullest extent permitted by law, delegate to the Adviser all of its rights, powers and authority to act as such Tax Matters Member and hereby constitutes and appoints the Adviser as its true and lawful attorney-in-fact, with power to act in its name and on its behalf, including the power to act through such agents or attorneys as it shall elect or appoint, to receive notices, to make, execute and deliver, swear to, acknowledge and file any and all reports, responses and notices, and to do any and all things required or advisable, in the Manager's judgment, to be done by such a Tax Matters Member. The Adviser shall be indemnified and held harmless by the Fund from any and all liabilities and obligations that arise from or by reason of such designation.

     (b) Each person (for purposes of this Section 8.15, called a "Pass-Thru Investor") that holds or controls an interest as an Investor on behalf of, or for the benefit of, another person or persons, or which Pass-Thru Investor is beneficially owned (directly or indirectly) by another person or persons, shall, within 30 days following receipt from the Tax Matters Member of any notice, demand, request for information or similar document, convey such notice or other document in writing to all holders of beneficial interests in the Fund holding such interests through such Pass-Thru Investor. In the event the Fund shall be the subject of an income tax audit by any Federal, state or local authority, to the extent the Fund is treated as an entity for purposes of such audit, including administrative settlement and judicial review, the Tax Matters Member shall be authorized to act for and its decision shall be final and binding upon, the Fund and each Investor thereof. All expenses incurred in connection with any such audit, investigation, settlement or review shall be borne by the Fund.

     8.16 Section 754 Election

     In the event of a distribution of Fund property to an Investor or an assignment or other transfer (including by reason of death) of all or part of the interest of an Investor in the Fund, at the request of an Investor, the Board of Managers, in its discretion, may cause the Fund to elect, pursuant to
Section 754 of the Code, or the corresponding provision of subsequent law, to adjust the basis of the Fund property as provided by Sections 734 and 743 of the Code.

     EACH OF THE UNDERSIGNED ACKNOWLEDGES HAVING READ THIS AGREEMENT IN ITS ENTIRETY BEFORE SIGNING, INCLUDING THE CONFIDENTIALITY CLAUSE SET FORTH IN
SECTION 8.11.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MANAGERS:

 [------------------------]
 [------------------------]
 [------------------------]

By:__________________________
Name:

ORGANIZATIONAL INVESTOR:

ARDEN CAPITAL MANAGEMENT, L.L.C.

By:__________________________
   Name:
   Title:

INVESTORS:


Each person who shall sign a subscription agreement and who shall be accepted by the Board of Managers to the Fund as an Investor.

ADVISER:

Arden Capital Management, L.L.C.


By:__________________________
   Name:
   Title:

SPECIAL ADVISORY MEMBER:

ARDEN CAPITAL MANAGEMENT, L.L.C.

By:__________________________
   Name:
   Title:

01320.0016 #381025v2